Exhibit 10.3

August 31, 2010

The Cellular Connection, Ltd
PO Box 562
Richmond Hill, Ontario
L4B 4R6

Re: Side Letter Agreement regarding the Convertible Secured Promissory Note by and between Vital Products, Inc. (hereinafter the "Company") and you

Dear Sirs:

This Side Letter Agreement ("Agreement") entered into on the date of this letter, by and between the Company and you will serve to amend and add certain terms to the Convertible Secured Promissory Note issued by Vital Products, Inc. on April 30, 2009 (the "Note"). Capitalized terms used herein which are not otherwise defined shall have the same meaning as those given to them in the Note.

For good and valuable consideration, both parties agree that the Note will be amended as follows:

Face Amount of the Note

As of August 31, 2010, the Face Amount of the Note became U.S. $29,545.52

Article 5.2 Conversion Privilege

The text under subsection (c) of Article 5.2 will be removed and replaced with the following:

(c) Conversion Rate - The Conversion Price for the Note shall be set at $0.0001 and shall be subject to adjustment as follows:

                (i) If the Company, at any time while this Note is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iii) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this
                      Article 5.3(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification. For purposes of clarity, the reverse split on August 27, 2010 will not affect the conversion rate.

                (ii) The Company shall not amend its Articles of Incorporation (as amended from time to time), its By-laws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms of this Note to be observed or performed by the Company, including without limitation this Article 5.3(c), but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the Investor against dilution or other impairment as provided herein.

                (iii) All calculations under this Article 5.3(c) shall be made to the nearest cent.

                (iv) The Company shall not be required upon the exercise of this Note to issue any fractional shares.


No other terms, rights or provisions of the Note should be considered to have been modified by the terms of this Agreement and each party retains all other rights, obligations, privileges and duties contained in the Note.

Sincerely,

/s/Michael Levine
-------------------
Michael Levine
                                        AGREED AND ACCEPTED:

                                        Signature:  /s/Stuart Turk
                                        ------------------------------
                                        Printed Name:  Stuart Turk
                                        Date: August 31, 2010


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